                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Sealed Air Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]

Sealed Air Corporation
Park 80 East/Saddle Brook, New Jersey 07663-5291

                                          March 29, 2000

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of the Stockholders of Sealed Air Corporation scheduled to be held on Friday, May 19, 2000 at 10:00 a.m., local time, at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894. Your Board of Directors and senior management look forward to greeting you personally at the meeting.

    At this meeting, you will be asked to elect the entire Board of Directors of the Company, to approve the Company's Performance-Based Compensation Program and to ratify the selection of KPMG LLP as the Company's auditors for 2000. These proposals are important, and we urge you to vote in favor of them.

    Regardless of the number of shares of Common Stock or Preferred Stock you own, it is important that they be represented and voted at the meeting. You may vote your shares by signing, dating and mailing the enclosed proxy in the return envelope provided. Stockholders of record also have the options of voting by telephone or via the Internet. Instructions for voting by telephone and via the Internet are set forth in the attached Proxy Statement and on your proxy card. Your prompt cooperation is appreciated.

    On behalf of your Board of Directors, we thank you for your continued support.

                                          Sincerely,

                                          /s/ T. J. Dermot Dunphy

                                          T. J. DERMOT DUNPHY
                                          Chairman of the Board

                                          /s/ William V. Hickey

                                          WILLIAM V. HICKEY
                                          President and
                                          Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 2000
                                 --------------

    The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 19, 2000 at 10:00 a.m., local time, at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894, for the following purposes:

    1.  To elect the entire Board of Directors of the Company;

    2. To consider and act upon a proposal to approve the Performance-Based Compensation Program of Sealed Air Corporation;

    3. To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on March 22, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

    A copy of the Company's 1999 Annual Report to Stockholders has been sent or made available to all stockholders of record. Additional copies are available upon request.

    The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope, or vote by telephone or via the Internet by following the instructions for voting set forth in the attached Proxy Statement and on your proxy card. If you attend the meeting, you may vote your shares personally even though you have previously voted by mail, telephone or via the Internet.

    The voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share, and its Series A convertible preferred stock, par value $0.10 per share. A list of the stockholders of record will be kept at the Company's principal office at Park 80 East, Saddle Brook, New Jersey 07663-5291 for a period of ten days prior to the Annual Meeting.

                                           By Order of the Board of Directors
                                                   H. KATHERINE WHITE
                                                        SECRETARY

Saddle Brook, New Jersey
March 29, 2000

                                    CONTENTS

                                                                PAGE
                                                              --------
General Information.........................................      1
Voting Procedures...........................................      1
The Merger and Related Transactions.........................      3
Voting Securities...........................................      4
Section 16(a) Beneficial Ownership Reporting Compliance.....      7
Election of Directors.......................................      7
  Information Concerning Nominees...........................      7
Meetings and Committees of the Board of Directors...........      9
  Compensation Committee Interlocks and Insider
    Participation...........................................      9
Directors' Compensation.....................................     10
Executive Compensation......................................     11
  Summary Compensation Table................................     11
  Report of the Company's Organization and Compensation
    Committee on Executive Compensation.....................     12
Common Stock Performance Comparisons........................     18
Performance-Based Compensation Program......................     18
Selection of Auditors.......................................     20
  Change of Auditors in 1998................................     20
Stockholder Proposals for the 2001 Annual Meeting...........     21
Other Matters...............................................     22
Annex A -- Performance-Based Compensation Program...........    A-1

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07663-5291
                            ------------------------

                                PROXY STATEMENT
                              DATED MARCH 29, 2000
                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 2000
                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is being furnished to the holders of the Common Stock and Preferred Stock (as defined below) of Sealed Air Corporation (the "Company"), a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 at 10:00 a.m., local time, on May 19, 2000, and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy are first being mailed to stockholders and being made available electronically via the Internet on or about March 29, 2000.

                               VOTING PROCEDURES

    Your vote is very important. Stockholders of record may vote by telephone, via the Internet or by mail. A toll-free telephone number and web site address are included on the proxy card. If you chose to vote by mail, a postage-paid envelope is provided. You may save the Company the expense of a second mailing if you vote promptly.

VOTING BY TELEPHONE

    Stockholders of record may vote by using the toll-free number listed on the proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. If you vote by telephone, you do not need to return your proxy card. Please see the proxy card for specific instructions.

VOTING VIA THE INTERNET

    Stockholders of record may also vote via the Internet as instructed on the proxy card. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers provided on each proxy card. If you vote via the Internet, you do not need to return your proxy card. Please see the proxy card for specific instructions.

VOTING BY MAIL

    If you chose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

IF YOU WISH TO REVOKE YOUR PROXY

    Whether you vote by telephone, via the Internet or by mail, you may later revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy with a later date; (ii) voting by telephone or via the Internet at a later time; or (iii) voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

    The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Any stockholder of record may vote in person at the Annual Meeting whether or not he or she has previously returned a proxy card or voted by telephone or via the Internet. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a written proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you hold shares in the Company's Profit-Sharing Plan or the Company's Thrift and Tax-Deferred Savings Plan, you cannot vote those shares in person at the Annual Meeting (see "Voting by Plan Participants" below).

    All shares that have been properly voted, whether by telephone, Internet or mail, and not revoked, will be treated as being present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted at the Annual Meeting.

VOTING ON OTHER MATTERS

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. The Company does not know of any other matters to be presented for consideration at the Annual Meeting.

VOTING POLICIES

    Regardless of whether you vote by telephone, via the Internet or by mail, if you specify the manner in which your shares are to be voted on a matter, the shares represented by your proxy will be voted in accordance with your specification. If you do not make such a voting specification, your shares will be voted in the manner recommended by the Board of Directors as shown in this Proxy Statement and on the proxy.

    Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors, the approval of the Performance-Based Compensation Plan and the ratification of the appointment of the Company's auditors. Proxies returned by mail, telephone or Internet that are voted to abstain (including any proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for the purpose of determining a quorum. Abstentions, but not broker non-votes, will be counted as votes cast on such matters.

VOTING BY PLAN PARTICIPANTS

    For each participant in the Company's Profit-Sharing Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity Management Trust Company ("Fidelity"), trustee for the Profit-Sharing Plan, for the shares of Common Stock allocated to his or her account in such Plan. For each participant in the Company's Thrift and Tax-Deferred Savings Plan, the proxy also serves as a voting instruction card permitting the participant to provide voting instructions to Fidelity, trustee for the Thrift and Tax-Deferred Savings Plan, for the shares of Common Stock and Preferred Stock allocated to his or her account in such Plan. Telephone and Internet voting are also available to Plan participants. Fidelity will vote such allocated shares in each Plan as directed by each participant who provides voting instructions to it on or before May 15, 2000. The terms of each such Plan provide that shares allocated to the accounts of participants who do not provide timely voting instructions will be voted by Fidelity in the same proportion as shares are voted on behalf of participants who provide timely voting instructions.

                      THE MERGER AND RELATED TRANSACTIONS

    On March 31, 1998, the Company completed a series of transactions, starting with the separation of its Cryovac packaging business ("Cryovac") from its specialty chemicals business. The specialty chemicals business then was spun off to the Company's stockholders at that time, and that business became a separate publicly owned corporation called W. R. Grace & Co. The Company then recapitalized its then-outstanding shares of common stock ("Pre-Merger Common Stock") into the Common Stock and Preferred Stock (as defined below). The final step was the merger of Sealed Air Corporation (US), then known as Sealed Air Corporation ("Sealed Air"), with a subsidiary of the Company. As a result of these transactions (collectively referred to as the "Merger"), the Company now operates the businesses of Sealed Air and Cryovac and is managed primarily by the former management of Sealed Air.

                               VOTING SECURITIES

    The voting securities of the Company are the outstanding shares of its common stock, par value $0.10 per share ("Common Stock"), and its Series A convertible preferred stock, par value $0.10 per share ("Preferred Stock"). As of the close of business on March 22, 2000, 83,821,232 shares of Common Stock were issued and outstanding, each of which is entitled to one vote at the Annual Meeting. As of the close of business on March 22, 2000, 34,376,183 shares of Preferred Stock were issued and outstanding, each of which is entitled to 0.885 votes at the Annual Meeting, with the Preferred Stock being entitled to an aggregate of 30,422,922 votes at the Annual Meeting. Only holders of record of Common Stock and Preferred Stock at the close of business on March 22, 2000 will be entitled to notice of and to vote at the Annual Meeting.

    A majority in voting power of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. The directors are elected by a plurality of the votes cast in the election, and the approval of the Performance-Based Compensation Plan and ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting must be approved by the affirmative vote of the holders of a majority of the combined voting power of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting.

    The following table sets forth, as of the date indicated in the applicable
Schedule 13G with respect to each person identified as having filed a
Schedule 13G and as of March 15, 2000 with respect to each current director, nominee for election as a director and current executive officer, the number of outstanding shares of Common Stock and Preferred Stock and percentage of such class as of March 15, 2000 (i) beneficially owned by each person known to the Company to be the beneficial owner of more than five percent of the then outstanding shares of each such class, (ii) beneficially owned, directly or indirectly, by each current director, nominee for election as a director and by each of the current executive officers of the Company named in the Summary Compensation Table set forth below, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group.

                                                                  SHARES OF             PERCENTAGE
                                                                    CLASS             OF OUTSTANDING
BENEFICIAL OWNER                                             BENEFICIALLY OWNED       SHARES IN CLASS
----------------                                         ---------------------------  ---------------
COMMON STOCK:

Putnam Investments, Inc.(1)............................       9,008,808                    10.7
One Post Office Square
Boston, Massachusetts 02109

Tiger Management L.L.C. and Tiger Performance
  L.L.C.(2)............................................       6,130,470                     7.3
101 Park Avenue
New York, New York 10178

Hank Brown.............................................           6,589 (5)                   *
Leonard R. Byrne.......................................          32,713 (5)(7)(8)(9)          *
John K. Castle.........................................          21,336                       *
Christopher Cheng......................................           2,876 (5)(6)                *
Lawrence R. Codey......................................          18,400 (6)                   *
Bruce A. Cruikshank....................................         167,502 (6)(8)                *
T. J. Dermot Dunphy....................................       1,122,705 (5)(6)(8)           1.3
Charles F. Farrell, Jr.................................          21,800 (6)                   *
David Freeman..........................................           8,000                       *
William V. Hickey......................................         347,467 (5)(8)                *

                                                                  SHARES OF             PERCENTAGE
                                                                    CLASS             OF OUTSTANDING
BENEFICIAL OWNER                                             BENEFICIALLY OWNED       SHARES IN CLASS
----------------                                         ---------------------------  ---------------
Shirley A. Jackson.....................................           3,000                       *
Virginia A. Kamsky.....................................           5,837 (5)                   *
Alan H. Miller.........................................         508,080 (6)                   *
Robert A. Pesci........................................          72,903 (8)                   *
John E. Phipps.........................................          38,477 (5)(6)                *
All directors and executive officers as a group
  (31 persons).........................................       3,052,601 (5)(7)(8)           3.6
                                                                        (9)(10)

SERIES A CONVERTIBLE PREFERRED STOCK:

FMR Corp.(3)...........................................       2,507,606                     7.3
82 Devonshire Street
Boston, Massachusetts 02109-3614

Lincoln Capital Management Company(4)..................       3,127,170                     9.1
200 South Wacker Drive, Suite 2100
Chicago, Illinois 60606

Hank Brown.............................................           3,762                       *
Leonard R. Byrne.......................................              14 (9)                   *
Christopher Cheng......................................             236 (11)                  *
T. J. Dermot Dunphy....................................           4,000                       *
William V. Hickey......................................             136                       *
Virginia A. Kamsky.....................................           1,596                       *
John E. Phipps.........................................          15,931 (11)                  *
All directors and executive officers as a group
  (31 persons).........................................          25,927 (9)                   *

------------------------

*   Less than 1%.

(1) The ownership information set forth in the table is based on information contained in an amendment to Schedule 13G dated March 7, 2000 filed with the Securities and Exchange Commission (the "SEC") by Putnam Investments, Inc., on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory, Inc. (collectively, "Putnam") with respect to the ownership of shares of Common Stock which indicated that Putnam had shared voting power as to 1,167,145 shares and shared dispositive power as to 9,008,808 shares of Common Stock.

(2) The ownership information set forth in the table is based on information contained in Amendment No. 4 to Schedule 13G dated February 14, 2000 filed with the SEC by Tiger Management L.L.C., Tiger Performance L.L.C. and Julian
    H. Robertson, Jr. (collectively, "Tiger") with respect to the ownership of shares of Common Stock which indicated that Tiger had shared voting power and shared dispositive power as to 6,130,470 shares of Common Stock.

(3) The ownership information set forth in the table is based on information contained in Amendment No. 3 to Schedule 13G dated February 14, 2000 filed with the SEC by FMR Corp. ("FMR"), which indicated that FMR beneficially owned 2,507,606 shares of Preferred Stock.

(4) The ownership information set forth in the table is based on information contained in a Schedule 13G dated January 24, 2000 filed with the SEC by Lincoln Capital Management Company ("Lincoln") with respect to the ownership of shares of Preferred Stock, which indicated that Lincoln had sole voting power as to 1,271,970 shares of Preferred Stock and sole dispositive power as to 3,127,170 shares of Preferred Stock.

(5) The number of shares of Common Stock listed for Ms. Kamsky, for Messrs. Brown, Byrne, Cheng, Dunphy, Hickey, and Phipps and for all directors and executive officers as a group includes the right to acquire 1,412, 3,329, 12, 209, 3,540, 120, 14,099 and 22,944 shares of Common Stock, respectively, upon conversion of shares of Preferred Stock.

(6) The number of shares of Common Stock held by Messrs. Cheng and Phipps includes 75 and 2,237 shares, respectively, held by trusts of which they are beneficiaries. The number of shares of Common Stock held by Mr. Dunphy includes 83,200 shares held by him as custodian for certain of his children and 19,250 shares held by a charitable foundation for which he shares voting and investment power. The number of shares of Common Stock held by Mr. Farrell includes 11,200 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares of Common Stock held by Mr. Phipps includes 9,352 shares held by trusts over which he shares voting and investment power, and 4,824 shares held in trust for his wife. The number of shares of Common Stock listed for Mr. Codey includes 200 shares held by his daughter, for which he disclaims beneficial ownership. The number of shares of Common Stock listed for Mr. Cruikshank includes 62,800 shares held by his wife. The number of shares of Common Stock listed for Mr. Miller includes 3,900 shares held by his wife, for which he has not made an admission of beneficial ownership.

(7) The number of shares of Common Stock listed for all directors and executive officers as a group includes the right to acquire 13,000 shares under the Company's Contingent Stock Plan. The number of shares of Common Stock listed for Mr. Byrne and all directors and executive officers as a group includes the right to acquire 6,633 and 58,987 shares, respectively, upon exercise of options granted by the Company prior to the Merger.

(8) This figure includes approximately 292, 20,702, 67,665, 13,594, 24,503 and 226,653 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund with respect to which Messrs. Byrne, Cruikshank, Dunphy, Hickey, Pesci and the executive officers of the Company who participate in such Plan as a group, respectively, who may, by virtue of their participation in such Plan, be deemed to be beneficial owners. As of March 15, 2000, approximately 2,426,069 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 3% of the outstanding shares of Common Stock.

(9) The number of shares of Common Stock listed for Mr. Byrne, and for all directors and executive officers as a group, respectively, includes approximately 26 and 1,802 shares, respectively, held in the trust fund for the Company's Thrift and Tax-Deferred Savings Plan. The number of shares of Preferred Stock listed for Mr. Byrne, and for all directors and executive officers as a group, respectively, includes approximately 14 and 266 shares of Preferred Stock, respectively, held in the trust fund for the Company's Thrift and Tax-Deferred Savings Plan. As of March 15, 2000, approximately 566,214 shares of Common Stock and approximately 342,329 shares of Preferred Stock were held in the trust fund for such Plan, constituting approximately 0.7% and 1%, respectively, of the outstanding shares of such classes.

(10) This figure includes, without duplication, all of the outstanding shares of Common Stock referred to in notes 5 through 9 above as well as 12,000 shares for which voting and investment power is shared by executive officers of the Company and 14,797 shares held by or for family members of executive officers of the Company who are not named in the above table.

(11) The number of shares of Preferred Stock held by Messrs. Cheng and Phipps includes 66 and 1,982 shares of Preferred Stock, respectively, held by trusts of which they are beneficiaries. The number of shares of Preferred Stock held by Mr. Phipps includes 8,288 shares of Preferred Stock held by trusts over which he shares voting and investment power, and 4,275 shares held in trust for his wife.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), requires the Company's executive officers and directors and any persons owning ten percent or more of the Company's Common or Preferred Stock to file reports with the Securities and Exchange Commission to report their beneficial ownership of and transactions in the Company's securities and to furnish the Company with copies of such reports. Based upon a review of such reports filed with the Company, along with written representations from certain executive officers and directors that no such reports were required during 1999, the Company believes that all such reports were timely filed during 1999 except that Dr. Jackson reported late an open-market sale on her behalf of 1,000 shares of Common Stock during October 1999.

                             ELECTION OF DIRECTORS

    At the 1999 Annual Meeting, the stockholders of the Company, by a supermajority vote, approved the removal of the provisions of the Company's Certificate of Incorporation (the "Charter") which previously had divided the Board of Directors into three classes serving staggered three-year terms. To provide for an orderly transition, the directors then in office were entitled to remain in office until the end of their then respective terms. In view of the overwhelming support for the Charter amendments by the stockholders who voted at the 1999 Annual Meeting, each of the directors with a term scheduled to expire after the 2000 Annual Meeting has voluntarily agreed to resign from such extended term effective at the 2000 Annual Meeting. Also, Christopher Cheng, who has served as a director since 1997, and David Freeman, who has served as a director since 1993, have decided to retire from the Board of Directors effective as of the 2000 Annual Meeting, at which time the number of directors will be reduced to ten. The Company wishes to express its appreciation to Messrs. Cheng and Freeman for their dedicated service to the Company.

    At the Annual Meeting, the stockholders of the Company will elect the whole Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board of Directors has designated as nominees for election the ten persons named below, all of whom currently serve as directors of the Company.

    Shares of Common Stock or Preferred Stock represented by a duly executed proxy that is received by the Company will be voted in favor of the election as directors of the nominees named below unless otherwise specified in the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by a duly executed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

INFORMATION CONCERNING NOMINEES

    The information appearing in the following table sets forth for each nominee as a director his or her business experience for the past five years, the year in which he or she first became a director of the Company or of Sealed Air (as indicated in footnotes to the table), and his or her age as of March 15, 2000.

                                                                                       DIRECTOR
NAME                                             BUSINESS EXPERIENCE                    SINCE       AGE
----                                             -------------------                   --------   --------
Hank Brown(2)..................  President of the University of Northern Colorado       1997       60
                                 since July 1998. Formerly Director of the Center for
                                 Public Policy at the University of Denver from
                                 January 1997 until July 1998 and a United States
                                 Senator from 1991 until January 1997. Director of US
                                 West.

                                                                                       DIRECTOR
NAME                                             BUSINESS EXPERIENCE                    SINCE       AGE
----                                             -------------------                   --------   --------
John K. Castle(1)..............  Chairman and Chief Executive Officer of Castle         1971       59
                                 Harlan, Inc., a merchant banking firm, and of
                                 Branford Castle, Inc., a holding company. Director
                                 of Commemorative Brands, Inc., Morton's Restaurant
                                 Group, Inc., Statia Terminals International, N.V.
                                 and Universal Compression, Inc.
Lawrence R. Codey(1)...........  Former President of Public Service Electric and Gas    1993       55
                                 Company, a public utility, until his retirement in
                                 February 2000. Director of Public Service Enterprise
                                 Group Incorporated, The Trust Company of New Jersey
                                 and United Water Resources, Inc.
T. J. Dermot Dunphy(1).........  Chairman of the Board of the Company. Until his        1969       67
                                 retirement in February 2000, Chief Executive Officer
                                 of the Company since 1998 and of Sealed Air
                                 previously since 1971. Director of Public Service
                                 Enterprise Group Incorporated, Summit Bancorp and
                                 Summit Bank.
Charles F. Farrell, Jr.(1).....  President of Crystal Creek Associates, LLC, an         1971       69
                                 investment management and business consulting firm.
William V. Hickey(2)...........  President and Chief Executive Officer of the Company   1999       55
                                 since March 2000. Previously served as President and
                                 Chief Operating Officer of the Company, as President
                                 and Chief Operating Officer of Sealed Air and as
                                 Executive Vice President of Sealed Air. Director of
                                 Universal Foods Corporation.
Shirley Ann Jackson(2).........  President of Rensselaer Polytechnic Institute since    1999       53
                                 July 1999. Formerly Chairman of the U.S. Nuclear
                                 Regulatory Commission ("NRC") from July 1995 until
                                 July 1999, and Commissioner of the NRC from May 1995
                                 to July 1995. Professor of Physics at Rutgers
                                 University from July 1991 until May 1995. Director
                                 of FedEx Corporation and UtiliCorp United Inc.
Virginia A. Kamsky(2)..........  Founder, Chairman and Chief Executive Officer of       1990       46
                                 Kamsky Associates Inc., an advisory, consultancy and
                                 investment firm specializing in The People's
                                 Republic of China. Director of Shorewood Packaging
                                 Corporation.
Alan H. Miller(1)..............  Private investor. Until his retirement in December     1984       66
                                 1994, President and Chief Executive Officer of
                                 Laird, Inc., a manufacturer of specialty folding
                                 cartons and special commercial printing and a
                                 distributor of rigid plastics. Director of The Laird
                                 Group PLC (listed on the London Stock Exchange).
John E. Phipps(2)..............  Private investor. General partner of Phipps Ventures   1975       67
                                 and director of Bessemer Group, Bessemer Securities
                                 Corporation, Bessemer Trust Company, Bessemer Trust
                                 Company of Florida and Bessemer Trust Company, N.A.

------------------------

(1) Director of Sealed Air since the year indicated; became a director of the Company in 1998.

(2) Director of the Company since the year indicated. Dr. Jackson also served as a director of Sealed Air from May 1992 until May 1995.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors maintains an Audit Committee (the "Audit Committee") and an Organization and Compensation Committee (the "Organization and Compensation Committee"). The members of such committees are directors who are neither officers nor employees of the Company. The Board of Directors has not established a nominating committee.

    The principal responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its obligations to the stockholders, potential stockholders and the investment community relating to corporate accounting, the reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee performs its responsibility by, among other things, making a recommendation to the Board of Directors on the selection of independent auditors to be proposed for stockholder ratification and conferring with the independent auditors and the Company's financial management on the Company's audited annual financial statements, the scope of and procedures for audits and the Company's accounting and financial controls. The current members of the Audit Committee are Dr. Jackson and Messrs. Brown (Chairman), Cheng, Codey and Farrell. The Audit Committee held four meetings in 1999 (excluding actions by unanimous written consent).

    The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the officers of the Company and of the other employees of the Company or any of its subsidiaries with a base annual salary of $150,000 or more, to administer the Company's Contingent Stock Plan and option plans and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such Plan) and the other tax-qualified retirement plans sponsored by the Company, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. The members of the Organization and Compensation Committee are Ms. Kamsky and Messrs. Castle, Freeman, Miller (Chairman), and Phipps. The Organization and Compensation Committee held six meetings in 1999 (excluding actions by unanimous written consent).

    During 1999 the Board of Directors of the Company held seven meetings (excluding actions by unanimous written consent). Each current member of the Board of Directors of the Company attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he or she served during 1999, with the exception of Mr. Phipps, who attended 69 percent of such meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that Sealed Air acquired in October 1983.

    Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company. Mr. Codey was the President of Public Service Electric and Gas Company until his retirement in February 2000.

                            DIRECTORS' COMPENSATION

    Each member of the Board of Directors who is neither an officer nor an employee of the Company (each a "Non-Employee Director") and who is elected or continues in office at each annual meeting of stockholders receives an annual retainer fee for serving as a director. Such retainers are paid in the form of annual grants of 1,200 shares of the Company's Common Stock to each eligible director under the Restricted Stock Plan for Non-Employee Directors (the "Directors Stock Plan"). The Directors Stock Plan also provides for interim grants of common stock, on a pro-rata basis, to any Non-Employee Director who is elected at any time other than an annual meeting. During 1999, Dr. Jackson received an interim grant of 1,000 shares of Common Stock, and all other directors except Messrs. Dunphy and Hickey received annual grants of 1,200 shares of Common Stock, with all shares issued for a purchase price of $1.00 per share.

    Shares of Common Stock issued under the Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors, except that Non-Employee Directors may make gifts of shares issued under the Directors Stock Plan to certain family members or to trusts or other forms of indirect ownership so long as the Non-Employee Director would be deemed a beneficial owner of the shares with a direct or indirect pecuniary interest in the shares and would retain voting and investment control over the shares while the Non-Employee Director remains a director of the Company. During this period, the director is entitled to receive any dividends or other distributions in respect of such shares and has voting rights in respect of such shares. The restrictions on the disposition of shares issued pursuant to the Directors Stock Plan terminate upon the occurrence of any of certain events related to a change of control of the Company that are specified in the Directors Stock Plan.

    In addition, each member of the Audit Committee and the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee. The chairman of each such committee receives an additional retainer fee of $2,000 per year for serving as such. Each non-employee director also receives a fee of $1,000 for each Board or committee meeting attended. These fees are paid in cash in quarterly installments. Effective March 1, 2000, the Chairman of the Board receives cash fees of $20,000 per month for such service, which are in lieu of all other cash fees paid to non-employee directors. All directors are entitled to reimbursement for expenses incurred in attending Board or committee meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION (1)                    LONG-TERM COMPENSATION
                               -------------------------------------------   ------------------------------------
                                                                                     AWARDS             PAYOUTS
                                                                             -----------------------   ----------
                                                                                            NO. OF
                                                                                            SHARES
                                                                 OTHER       CONTINGENT   UNDERLYING                  ALL OTHER
          NAME AND                                              ANNUAL         STOCK       OPTIONS        LTIP      COMPENSATION
     PRINCIPAL POSITION*       YEAR    SALARY      BONUS     COMPENSATION    AWARDS(2)    GRANTED(3)   PAYOUTS(4)        (5)
-----------------------------  ----   ---------   --------   -------------   ----------   ----------   ----------   -------------
T. J. Dermot Dunphy(6).......  1999   $ 480,000   $480,000      $3,600                                                $  28,700
  Chairman of the Board and    1998     450,000          0       3,600       $5,150,000                                  27,100
  former Chief Executive       1997     360,000    390,000       3,600       2,733,750                                   30,250
  Officer**

William V. Hickey............  1999     325,000    325,000       3,600       1,610,625                                   22,300
  President and Chief          1998     306,250          0       3,600       2,575,000                                   20,700
  Executive Officer            1997     250,000    225,000       3,600       1,366,875                                   23,850

Leonard R. Byrne.............  1999     261,500    125,000       1,800         729,000                                   34,208
  Senior Vice President        1998     214,500    178,300                     740,313                  $498,259         37,987
                               1997     205,833     80,000                                  5,966        298,856          9,128

Bruce A. Cruikshank..........  1999     218,333     85,000       3,600                                                   22,100
  Senior Vice President        1998     204,167     85,000       3,600         643,750                                   20,500
                               1997     171,400     80,000       3,600                                                   23,650

Robert A. Pesci..............  1999     218,333     90,000       3,600                                                   19,114
  Senior Vice President        1998     204,167     82,000       3,600         643,750                                   20,100
                               1997     171,400     75,000       3,600                                                   23,250

------------------------------

* Before the Merger, Messrs. Dunphy, Hickey, Cruikshank and Pesci were executive officers of Sealed Air, and Mr. Byrne was an executive of Cryovac.

**  Mr. Dunphy retired as Chief Executive Officer at the end of February 2000.

(1) Annual compensation includes compensation paid by Sealed Air or the Company, as the case may be, for 1997 and the first quarter of 1998 and by the Company from March 31, 1998 through the end of 1999. Perquisites, other personal benefits, securities and property paid or accrued during each year not otherwise reported did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual compensation reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of an award of Common Stock made under the Company's Contingent Stock Plan (for shares awarded in 1998 and 1999) or under Sealed Air's contingent stock plan (for shares awarded in
    1997) after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers as of December 31, 1999 is set forth in the following table, and the fair market values of such unvested shares as of such date are as follows: Mr. Dunphy--$7,253,750, Mr. Hickey--$6,632,000,
    Mr. Byrne--$1,295,313, Mr. Cruikshank--$518,125, and Mr. Pesci--$518,125. As
    of such date, such awards, all of which were granted with an original vesting period of three years, which has been extended in certain cases, vest as follows:

                                                                2000       2001       2002
                                                              --------   --------   --------
T. J. Dermot Dunphy.........................................   60,000     80,000          0
William V. Hickey...........................................   58,000     40,000     30,000
Leonard R. Byrne............................................        0     11,500     13,500
Bruce A. Cruikshank.........................................        0     10,000          0
Robert A. Pesci.............................................        0     10,000          0

    During the vesting period, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) The amount shown in this column is expressed in shares of the Company's Common Stock and reflects adjustments in the number of shares covered and the exercise price due to the Merger (see "Stock Options").

(4) The amounts in this column represent awards under the Company's Long-Term Incentive Program (see "LTIP"), which the Company discontinued at the time of the Merger.

(5) The amounts in this column for 1999 include, for each of the named executive officers, company contributions to Sealed Air's Profit-Sharing Plan in the amount of $14,400 per person and Company matching contributions under Sealed Air's Thrift and Tax-Deferred Savings Plan in the amount of $4,800 for Messrs. Dunphy, Hickey and Cruikshank, $3,351 for Mr. Byrne and $3,000 for Mr. Pesci. In addition, for Messrs. Dunphy, Hickey, Cruikshank, and Pesci the 1999 amounts include premiums paid by the Company for supplemental universal life insurance policies owned by such persons, as follows:
    Mr. Dunphy: $9,500, Mr. Hickey: $3,100, Mr. Cruikshank: $2,900, and
    Mr. Pesci: $1,714. For Mr. Byrne, the amount includes $16,457 representing above-market earnings during 1999 on compensation deferred before the Merger. At the time of the Merger, the Company discontinued its deferred compensation program for compensation earned after the Merger.

(6) Mr. Dunphy entered into a three year consulting agreement with the Company dated February 29, 2000 pursuant to which Mr. Dunphy is providing consulting services to the Company following his retirement as Chief Executive Officer of the Company. In consideration for such services the Company transferred to Mr. Dunphy 60,000 shares of Common Stock, subject to forfeiture to the Company under certain conditions. The Organization and Compensation Committee also waived the exercise of its repurchase options applicable to awards made under the Contingent Stock Plan in 1998 and under Sealed Air's contingent stock plan in 1997 on the condition that such option remained exercisable as to each award during the remainder of its option period if Mr. Dunphy's service as a consultant to and a director of the Company should cease other than as a result of his death or permanent and total disability.

    STOCK OPTIONS. Before the Merger, Mr. Byrne participated in stock incentive plans maintained by the Company. Under the terms of those plans, options were granted at an exercise price equal to the fair market value of Pre-Merger Common Stock on the date of grant, became exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" and had terms of up to ten years and one month.

    Upon the Merger, the Company terminated these plans except with respect to outstanding options held by Cryovac employees, including Mr. Byrne, at the time of the Merger. Such options became options to purchase Common Stock of the Company, and the number of shares covered by and exercise prices of such options were adjusted at the time of the Merger to preserve their economic value.
Mr. Byrne did not exercise any stock options during 1999. The following table shows the value of unexercised "in-the-money" options held at December 31, 1999 (the difference between the aggregate purchase price of all such options held and the market value of the shares of Common Stock covered by such options at December 31, 1999).

                                           NO. OF SHARES
                                           OF SEALED AIR
                                           COMMON STOCK            VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                        OPTIONS AT 12/31/99         OPTIONS AT 12/31/99
NAME                                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                 -------------------------   -------------------------
Leonard R. Byrne...................         4,644/1,989               $49,372/$18,774

    LTIP. Under the Company's LTIP as in effect prior to the Merger, executive officers and other senior managers (including Mr. Byrne) were granted contingent "Performance Units" under which awards could be earned based on shareholder value performance (measured by appreciation in the price of Pre-Merger Common Stock and dividends paid), as compared to that of the companies in the Standard & Poor's Industrials Index during a three-year performance period. The LTIP was discontinued at the time of the Merger.

REPORT OF THE COMPANY'S ORGANIZATION AND COMPENSATION COMMITTEE
  ON EXECUTIVE COMPENSATION

    The following report of the Company's Organization and Compensation Committee sets forth information about the Company's executive compensation program and the 1999 compensation of the executive officers of the Company named in the above Summary Compensation Table.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide salaries that are modest when compared with manufacturing companies of comparable size and annual bonuses that are comparable to those provided by such companies. The Company also makes substantial awards of its common stock under its Contingent Stock Plan as long-term incentive compensation to its executives when the Committee feels such awards are appropriate. In reaching its decisions, the Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers reliable. The Company's executive compensation program and philosophy are substantially the same as those of Sealed Air.

    This program is designed to provide appropriate incentives toward achieving the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executives and its stockholders, and to attract, retain and motivate key executives. The Committee believes that this program effectively provides these incentives as shown by the long-term record of growth achieved by Sealed Air before the Merger and by the Company since the Merger.

SALARIES AND ANNUAL BONUSES

    The Committee is responsible for setting the compensation of the Company's executive officers, including the executive officers listed in the Summary Compensation Table set forth above, and other employees of the Company or any of its subsidiaries with base salaries of $150,000 or more. The Committee conducts an annual compensation review during the first quarter of the year. The Chief Executive Officer of the Company submits salary and bonus recommendations to the Committee for the other executive officers and employees whose compensation is set by the Committee. Following a review of those recommendations, the Committee approves cash bonuses for the prior year and salary rates and cash bonus objectives for the current year for the other executive officers and employees with such modifications to the Chief Executive Officer's recommendations as the Committee considers appropriate. Also, the Committee may adjust salaries for specific executive officers or employees at other times during the year when there are significant changes in the responsibility of such officers or employees.

    The Committee bases its decisions on adjustments to salary and cash bonus objectives principally on the responsibilities of the particular executive and on the Committee's evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive. The Committee sets annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining such objectives.

    Cash bonuses are determined based upon the attainment of corporate and individual performance objectives for the year in question. The Committee does not apply a fixed weight to corporate or individual performance goals in deciding the amount of cash bonuses, although the Committee generally places greater emphasis on financial performance than on other personal performance objectives. The principal measure of corporate performance used to establish annual cash bonuses is the extent to which the Company achieved its business plan for the year in question. Such business plan is developed by management and approved by the Board of Directors before the beginning of such year. The Committee does not rely exclusively on any single measure of financial performance to measure achievement of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating profit, net earnings, and measures of expense control and balance sheet management such as earnings before interest, taxes, depreciation and amortization (commonly called "EBITDA"). The Company does not make its business plans public. Accordingly, the specific financial targets upon which annual cash bonus objectives are based are not publicly available. Executives other than the Chief Executive Officer are also evaluated based upon their attainment of individual management objectives within their particular areas of responsibility.

    During the first quarter of 1999, the Organization and Compensation Committee conducted a compensation review for the executive officers of the Company named in the Summary Compensation Table other than Mr. Dunphy, who was then the Company's Chief Executive Officer, in connection with which Mr. Dunphy submitted recommendations to that Committee for 1998 cash bonuses, 1999 salary adjustments and 1999 cash bonus objectives, and that Committee approved such recommendations with such modifications as the Committee deemed appropriate, none of which was material. Salary increases in 1999 for the executive officers named in the Summary Compensation Table (other than Messrs. Dunphy and Hickey, who are discussed below) ranged from 2.7% to 4.8%. These salary increases were based primarily upon the factors discussed above.

    Cash bonuses for 1999 for Messrs. Byrne, Cruikshank and Pesci were determined by the Committee during the first quarter of 2000. These bonuses reflected the Committee's evaluation of each officer's degree of attainment of his individual performance goals for 1999. These bonuses also reflect the fact that the Company achieved its principal financial objectives during 1999, although certain product lines and geographical areas of the business did not achieve their 1999 financial objectives. Officers with specific responsibility for these areas of the business received somewhat lower bonuses. The Committee also approved 2000 salary adjustments and cash bonus objectives for Messrs. Byrne, Cruikshank and Pesci during the first quarter of 2000.

COMPENSATION OF MR. DUNPHY

    The Organization and Compensation Committee of the Company evaluates the performance of the Chief Executive Officer, reviews its evaluation with him, and based on that evaluation and review decides his compensation and performance and bonus objectives. During Mr. Dunphy's tenure as Chief Executive Officer of the Company, he and the Organization and Compensation Committee believed that his cash compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through its Contingent Stock Plan. Consistent with such philosophy, Mr. Dunphy's salary remained at the same rate from 1991 through 1997. However, in reflection of the major increase in the scale of the Company's business following the Merger, Mr. Dunphy's annual base salary was increased in April 1998 to $480,000. That base salary, which remained unchanged through his retirement at the end of February 2000, was low for a business of the Company's size.

    During the first quarter of 2000, the Organization and Compensation Committee awarded Mr. Dunphy a cash bonus of $480,000 in recognition of the fact that the Company achieved its principal financial objectives during 1999, as well as to reward his leadership in installing an effective management team to lead the Company after his retirement and in communicating and implementing a strong corporate culture and vision within and outside the Company.

COMPENSATION OF MR. HICKEY

    During the first quarter of 1999, the Organization and Compensation Committee assessed Mr. Hickey's performance in the same manner as Mr. Dunphy's. Specifically, because the Company had failed to achieve its financial objectives during 1998, the Committee decided to make no change in Mr. Hickey's base salary in 1999, although the Committee gave a high rating to Mr. Hickey's ability and energy in sharing the leadership role in the business with the Chief Executive Officer. However, in reflection of the major increase in the scale of the Company's business following the Merger, Mr. Hickey's annual base salary had been increased in April 1998 to $325,000. That base salary remained unchanged through 1999.

    During the first quarter of 2000, the Organization and Compensation Committee awarded Mr. Hickey a cash bonus of $325,000 in recognition of the achievement by the Company of its principal financial objectives during 1999 and the attainment by Mr. Hickey of his individual performance objectives for 1999, as well as to recognize his transition to the position of Chief Executive Officer of the Company. The Committee also approved a 2000 salary adjustment and cash bonus objective for Mr. Hickey during the first quarter of 2000.
Mr. Hickey and the Organization and Compensation Committee believe that the compensation philosophy for the Chief Executive Officer of the Company, described under "Compensation of Mr. Dunphy," should continue during Mr. Hickey's tenure as Chief Executive Officer of the Company.

CONTINGENT STOCK PLAN

    The Company's Contingent Stock Plan, which is substantially the same as the contingent stock plan of Sealed Air, established in 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares of Common Stock to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards. It is expected that recipients of awards will retain a substantial portion of the shares awarded to them to foster an identity of interests with the stockholders of the Company.

    Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded, or such other period as may be determined by the Committee, to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which has always been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect. In connection with the Merger, the contingent stock plan of Sealed Air was amended to provide that the Merger would not constitute a change of control that would terminate the Company's repurchase option with respect to the shares of the Company's Common Stock issued under that plan before the Merger.

    Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Organization and Compensation Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Organization and Compensation Committee regularly reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives.

    During 1999, of the executive officers named in the Summary Compensation Table, awards were made to Messrs. Byrne and Hickey. Such awards were made principally to motivate them to superior performance in light of significant increases in responsibilities for these executive officers.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Although the Company's programs for salary adjustments, cash bonuses and awards under the Contingent Stock Plan have been designed to provide incentives toward achieving the Company's strategic objectives, none of such compensation programs has been based upon the attainment of pre-established objective performance goals that meet the requirements of Section 162(m) of the Internal Revenue Code, as amended ("Section 162(m)"). Thus, compensation associated with awards under such Plan to the executive officers named in the Summary Compensation Table, when taken together with their other annual compensation, can become subject to the limitations of Section 162(m), under which the Company can deduct for federal tax purposes no more than $1 million of annual compensation paid to any such executive officer.

    The Organization and Compensation Committee's policy is to structure executive compensation to be deductible without limitation where doing so would further the purposes of the Company's executive compensation program. Thus, the Organization and Compensation Committee has authorized extensions of vesting dates for awards under the Company's Contingent Stock Plan to certain of the Company's executive officers from time to time. During 1999, non-deductible compensation under Section 162(m) was minimal. In prior years, however, the Organization and Compensation Committee in the exercise of its discretion has approved executive compensation that was not fully deductible.

    In light of gradually increasing compensation levels with a fixed
$1 million limit on deductible compensation under Section 162(m), in early 2000, the Organization and Compensation Committee recommended and the Board of Directors adopted a Performance-Based Compensation Program, subject to stockholder approval at the 2000 Annual Meeting. The Performance-Based Compensation Program is discussed below. If approved, the Program will permit the Organization and Compensation Committee to make awards under the Company's Contingent Stock Plan and approve cash bonuses under the Company's cash bonus arrangements that are subject to the attainment of pre-established objective performance goals that meet the requirements of Section 162(m) and are thus fully deductible even if they exceed the $1 million limit.

    However, the Organization and Compensation Committee believes that compensation of its executive officers can not always be based upon fixed formulas and that the prudent use of discretion in determining compensation will sometimes be in the best interests of the Company and its stockholders. Even if the Performance-Based Compensation Program is approved, the Organization and Compensation Committee in the exercise of such discretion may from time to time approve executive compensation that may not be fully deductible.

STOCK PERFORMANCE

    While the Organization and Compensation Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions, since total return to stockholders as reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

    Since management compensation is based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, the Organization and Compensation Committee believes that appropriate incentives are provided to align management's interests with the long-term growth and development of the Company and the interests of its stockholders. The Organization and Compensation Committee also believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the results of those efforts should eventually appear in the financial statements or be reflected in the Company's stock price, many long-term strategic decisions made in pursuing the Company's growth and development may have little visible impact in the short term.

    The Organization and Compensation Committee notes that the cumulative five-year total return on an investment in Sealed Air Common Stock made on December 31, 1994, after giving effect to the conversion into an equivalent number of shares of Common Stock of the Company in the Merger, exceeded that of the manufacturing (specialized) segment of such index shown in the performance table appearing below, although it was below that of the Standard & Poor's 500 Stock Index. Stockholders of the Company who held shares of Sealed Air Common Stock, converted into shares of the Common Stock of the Company in the Merger, throughout the period had a total return of 186% (or an annual compounded return of 23%). This total return compares to a five-year total return of 247% (or an annual compounded return of 28%) for the Standard & Poor's 500 Stock Index and a five-year total return of 122% (or an annual compounded return of 17%) for the manufacturing (specialized) segment of such index shown in the performance table appearing below.

    Organization and Compensation Committee

    Alan H. Miller, Chairman    Virginia A. Kamsky
    John K. Castle              John E. Phipps
    David Freeman

                      COMMON STOCK PERFORMANCE COMPARISONS

    The following graph shows, for the five years ended December 31, 1999, the cumulative total return on an investment of $100 assumed to have been made on December 31, 1994 in Sealed Air's common stock (trading symbol: SEE), after giving effect to a two-for-one stock split effected in 1995 for all periods presented and to the conversion of each share of Sealed Air's common stock into one share of the Company's Common Stock in the Merger. The graph compares such return with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index, and (b) the manufacturing (specialized) segment of such index, the published Standard & Poor's market segment in which the Company has been included since the Merger.

    Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. Neither Sealed Air nor, since the Merger, the Company has paid any cash dividends on its common stock during this five-year period.

    Since the Merger, the Company's Common Stock and Preferred Stock have been listed on the New York Stock Exchange (trading symbols: SEE and SEE PrA, respectively).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DECEMBER 31                  1994  1995  1996  1997  1998  1999
SAC (SEE)                    $100  $154  $230  $341  $282  $286
Composite S&P 500            $100  $137  $168  $224  $287  $347
Manufacturing (Specialized)  $100  $139  $155  $190  $175  $222

                     PERFORMANCE-BASED COMPENSATION PROGRAM

    Section 162(m) limits to $1 million each year the deductible compensation paid to certain of the executive officers named in the summary compensation table in the Company's proxy statement for its annual meeting for the year. Compensation that qualifies as "performance-based compensation" under
Section 162(m), however, can be deducted even if it exceeds this limit. In order to qualify as performance-based compensation, the material terms of such compensation must be approved by the Company's stockholders.

    The Board of Directors has adopted the Performance-Based Compensation Program, subject to approval of its material terms by the stockholders, in order to provide the Company's executive officers with incentive compensation that meets the requirements of performance-based compensation under Section 162(m) and thus is fully deductible for U.S. income tax purposes. The Performance-Based Compensation Program provides for cash awards in the form of annual cash bonuses and awards of the Company's Common Stock under the Company's Contingent Stock Plan. Eligible employees under the Program are the Company's Chief Executive Officer, the other four most highly compensated executive officers and other key employees selected by the Organization and Compensation Committee, which has been designated to establish and administer performance goals under the Program. A copy of the Performance-Based Compensation Program is attached to this Proxy Statement as Annex A.

    Under the Program, the Organization and Compensation Committee designates the eligible employees for whom performance goals will be established for cash or stock awards (or both) and establishes performance goals for each such employee. Cash awards are based on a calendar year performance period, and if the pre-established goals are achieved, the eligible employee may be granted an annual cash bonus for such year in an amount up to 1% of the Company's net earnings for such year. Stock awards in the form of awards under the Contingent Stock Plan are based on a performance period that is set by the Organization and Compensation Committee. If the pre-established goals are achieved, an eligible employee may be granted awards of Common Stock under the Contingent Stock Plan during the 12-month period following the end of the performance period in an amount up to two-tenths of one percent of the number of issued and outstanding shares of the Company's Common Stock at the beginning of the 12-month period. Such stock awards, if granted, will be subject in all respects to the terms of the Contingent Stock Plan, which are described in the above "Report of the Company's Organization and Compensation Committee on Executive Compensation," including the maximum number of shares of Common Stock that are available for issuance under the Contingent Stock Plan. Currently the Contingent Stock Plan provides for the issuance of up to 2,500,000 shares of Common Stock, of which approximately 1,719,400 shares remain available for issuance. Any increase in the number of shares available for issuance under the Contingent Stock Plan will be subject to stockholder approval under the terms of the Contingent Stock Plan.

    Performance-based awards under the Program will require attainment of objective, pre-established goals based on one or more of the following criteria: growth in net sales, operating profit, net earnings, measures of cash flow, measures of expense control, earnings before interest and taxes (commonly called
EBIT), earnings before interest, taxes, depreciation and amortization (commonly called EBITDA), earnings per share, successful completion of strategic acquisitions, joint ventures or other transactions, or any combination of the foregoing goals. Pre-established goals and award levels must be established by the Organization and Compensation Committee in writing during the first 90 days of the performance period (or during the first 25% of the performance period if the performance period is less than a year), provided that the outcome is substantially uncertain at the time the Committee establishes the goal.

    The Performance-Based Compensation Program is designed to provide the Organization and Compensation Committee with the discretion and flexibility required by the Company's evolving business needs, while modifying the Company's current executive compensation program as little as possible. The Company's current executive compensation program is described in the "Report of the Company's Organization and Compensation Committee on Executive Compensation," which appears above. If the material terms of the Performance-Based Compensation Program are approved by the stockholders, then it is expected that the Organization and Compensation Committee will continue to use its discretion regarding the frequency at which it will grant awards of Common Stock under the Company's Contingent Stock Plan even when performance goals have been met. Under
Section 162(m), the Company must obtain stockholder approval of the material terms of the Program at least every five years.

    During the first quarter of 2000, the Organization and Compensation Committee approved pre-established goals based upon calendar year 2000 performance for stock awards under the Contingent

Stock Plan for Messrs. Hickey, Byrne, Cruikshank and Pesci and for one other executive officer of the Company and for Mr. Hickey's 2000 cash bonus, subject to stockholder approval of the material terms of the Performance-Based Compensation Program. Such goals are confidential. The maximum cash bonuses and stock awards that could be paid if such goals are achieved in 2000 cannot yet be determined. The maximum awards that could have been made under the Program to each participant if the Program had been in effect for a calendar year 1999 performance period and the applicable goals had been achieved would have been a 1999 cash bonus of approximately $2,115,000 and stock awards of approximately 167,000 shares of Common Stock made during 2000. However, even if goals had been achieved, it is expected that the Organization and Compensation Committee would have used its discretion to approve the 1999 cash bonuses actually paid, including those indicated in the Summary Compensation Table, which would have been lower than the maximum amount permitted under the Performance-Based Compensation Program, and would have used its discretion to make stock awards under the Contingent Stock Plan during 2000 that were lower than such maximum level, including the possibility of making no stock awards to certain executives.

    The Board of Directors believes that approval of the terms of the Performance-Based Compensation Program is in the best interests of the Company and its stockholders because such approval will require achievement of performance-based goals for compensation paid under the Program while entitling the Company to deduct fully for U.S. income tax purposes compensation paid to its executives under the Program.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS

    The Company, after authorization by the Board of Directors, has engaged KPMG LLP ("KPMG") as its independent accountants to examine and report on the Company's financial statements for the fiscal year ending December 31, 2000, subject to ratification of such engagement by the stockholders at the Annual Meeting. KPMG has acted as the auditors for Sealed Air since 1963 and for the Company since April 2, 1998 and is considered well qualified. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment.

    A representative of KPMG is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

CHANGE OF AUDITORS IN 1998

    On April 2, 1998, after the Merger, upon approval by the Board of Directors, the Company engaged KPMG as its independent accountants to examine and report on the Company's financial statements for the fiscal year ending December 31, 1998. The stockholders ratified such engagement at the Company's 1998 Annual Meeting. Sealed Air had consulted with KPMG concerning the accounting treatment of the Merger. In accordance with the advice of KPMG, the Merger was treated as a purchase by the Company of Sealed Air.

    On April 2, 1998, the Company dismissed Price Waterhouse LLP (which is now named PricewaterhouseCoopers LLP ("PWC")) as its independent accountants for the fiscal year ending December 31, 1998. The reports of PWC on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits conducted by PWC for the fiscal years ended December 31, 1996 and 1997 and through April 2, 1998, the Company had no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused them to make reference thereto in their report on the financial statements for such years and periods. During the years ended December 31, 1996 and 1997 and through April 2, 1998, there were no reportable events (as defined in the SEC's Regulation S-K, Item 304(a)(1)(v)). On April 2, 1998, the Company requested that PWC furnish it with a letter addressed to the SEC stating whether or not PWC agreed with the above statements. Copies of such letters dated April 2, 1998 and April 24, 1998 were filed as Exhibits to the Current Report on Form 8-K, Date of Report
April 2, 1998, filed by the Company with the SEC on April 6, 1998, as amended by Form 8-K/A filed with the SEC on April 29, 1998. Prior to the Merger, the Company consulted with PWC concerning the accounting treatment of the Merger. In accordance with the advice of PWC, the Merger was treated as a purchase by the Company of Sealed Air.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    In order for stockholder proposals for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than November 29, 2000. The Company's By-Laws set forth certain procedures stockholders must follow in order to nominate a director or present any other business at an Annual Meeting of Stockholders, other than proposals included in the Company's Proxy Statement. In addition to any other applicable requirements, for business to be properly brought before the 2001 Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form including all required information to the Secretary of the Company. To be timely, a stockholder's notice to the Secretary must be received at the principal office of the Company between November 30, 2000 and February 12, 2001, provided that, if the 2001 Annual Meeting is called for a date that is not within 30 days before or after May 19, 2001, then such notice by the stockholder must be so received a reasonable time before the Company mails its proxy statement for the 2001 Annual Meeting. A copy of the By-Law provisions relating to advance notice of business to be transacted at annual meetings may be obtained from the Secretary of the Company.

                                 OTHER MATTERS

    The expenses of preparing, printing and mailing this notice of meeting and proxy material, making them available over the Internet, and all other expenses of soliciting proxies will be borne by the Company. Corporate Investor Communications, Inc., Carlstadt, New Jersey ("CIC"), will solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock or Preferred Stock held of record by such persons. The Company will pay CIC a fee of $13,500 covering its services and will reimburse CIC for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile, Internet or other means of electronic transmission.

    The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

                                           By Order of the Board of Directors
                                                   H. KATHERINE WHITE
                                                        SECRETARY

Saddle Brook, New Jersey
March 29, 2000

                                                                         ANNEX A

                             SEALED AIR CORPORATION
                     PERFORMANCE-BASED COMPENSATION PROGRAM
                (AS ADOPTED EFFECTIVE FOR THE 2000 FISCAL YEAR)

    In order to entitle Sealed Air Corporation (the "Corporation") to deduct for U.S. income tax purposes the compensation expense resulting from certain performance-based compensation provided to certain officers and other eligible employees (as defined below) pursuant to awards under the Corporation's Contingent Stock Plan or under annual cash bonus arrangements, the following are the terms under which such awards may be granted to such eligible employees as provided in Internal Revenue Code Section 162(m) and the regulations thereunder, as the same may be amended from time to time ("Section 162(m)"):

I. ELIGIBLE EMPLOYEES:

    The class of employees eligible for awards under this program ("eligible employees") consists of the chief executive officer of the Corporation, the other four most highly compensated executive officers of the Corporation, and other officers and key employees of the Corporation or any of its subsidiaries selected by the committee of the Board of Directors (the "Committee") that is authorized by the Board of Directors to establish and administer performance goals under this program. The Committee will be comprised of "outside directors" as that term is defined in Section 162(m).

II. PERFORMANCE-BASED AWARDS OF COMMON STOCK:

    Performance-based awards of shares of the Corporation's Common Stock under the Contingent Stock Plan of Sealed Air Corporation can be made based upon achievement of pre-established objective goals during a performance period (which may be the calendar year) established by the Committee, consistent with the requirements of Section 162(m). If such goals are achieved, then an eligible employee may be granted one or more awards of Common Stock under the Contingent Stock Plan during the 12-month period following the performance period in an aggregate amount up to the pre-established award level.

    The maximum amount of performance-based awards made in shares of the Corporation's Common Stock under the Contingent Stock Plan to any eligible employee under this program during any 12-month period may not exceed two-tenths of 1% (0.2%) of the issued and outstanding shares of the Corporation's Common Stock at the beginning of such period. The Committee retains the sole and exclusive discretion to set pre-established award levels for awards under the Corporation's Contingent Stock Plan at an amount less than the maximum level specified in the prior sentence and to reduce (including a reduction to zero) any award to be made in shares of Common Stock under the Contingent Stock Plan that is otherwise payable under the program.

III. PERFORMANCE-BASED AWARDS OF CASH:

    Performance-based awards of cash under the Corporation's annual cash bonus arrangements can be made to eligible employees based upon achievement of pre-established objective goals during a calendar year performance period. If such goals are achieved, the eligible employee may be granted an annual cash bonus for such year in an amount of up to one percent (1%) of the Corporation's net earnings for that fiscal year, provided, however, that the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any award to be made in cash to any eligible employee that is otherwise payable under the program for such year. At the sole and exclusive discretion of the Committee, an annual cash bonus may be paid although such goals have not been achieved if the eligible employee dies or becomes disabled during the performance period or a "change in control" (as defined in the Contingent Stock
Plan) occurs during the performance period.

IV. PRE-ESTABLISHED OBJECTIVE GOALS:

    Performance-based awards under this program will require attainment of objective, pre-established goals based on one or more of the following criteria: growth in net sales, operating profit, net earnings, measures of cash flow, measures of expense control, earnings before interest and taxes (commonly called
EBIT), earnings before interest, taxes, depreciation and amortization (commonly called EBITDA), earnings per share, successful completion of strategic acquisitions, joint ventures or other transactions, or any combination of the foregoing goals. Pre-established goals and award levels will be established by the Committee in writing during the first 90 days of the performance period (or during the first 25% of the performance period if the performance period is less than a year), provided that the outcome is substantially uncertain at the time the Committee establishes the goal. Except as specified in this program, performance goals may not be changed once set. No stock grants or cash payments will be made until the Committee has certified that the performance goals have been met.

V. ADDITIONAL PROVISIONS:

A. The limits on awards made in the Corporation's Common Stock and in cash are cumulative, that is, the Corporation may grant to any eligible employee in any year awards up to the specified limits both for Common Stock and for cash. While the limits are annual, performance-based awards need not be made every year, and the Committee shall have the discretion to determine the intervals between successive performance-based awards.

B. In the event of any change in the Corporation's capitalization, such as through a stock split, stock dividend, recapitalization, merger or consolidation, appropriate adjustments will be made by the Board of Directors to the maximum amount of performance-based awards that may be made in shares of the Corporation's Common Stock during any 12-month period to an eligible employee, to the pre-established award level for any award to be made in shares of the Corporation's Common Stock, to the amount of any performance-based award to be made in shares of the Corporation's Common Stock that has been approved by the Committee before such change occurred but not yet made as of such change and the purchase price per share for the shares subject to such award, and to any pre-established goal that is based upon the Corporation's capitalization, such as earnings per share. For the purpose of determining whether a goal has been attained, the Committee may also disregard any change in accounting standards required by the Financial Accounting Standards Board that is adopted after a performance goal has been established.

C. The Committee shall be entitled at its discretion to approve awards under the Contingent Stock Plan, cash bonuses or compensation under any other compensation plan or arrangement that does not meet the requirements of
    Section 162(m) and thus may be partly or fully non-deductible by the Corporation for U.S. income tax purposes.

D. Except as provided above and subject to the stockholder approval requirements of Section 162(m), the Committee shall have complete power and authority to amend, suspend or terminate any or all terms of the performance-based compensation program, except that it may not alter performance goals or increase pre-established award levels once they have been established for a performance period. The Committee shall have full authority to administer the performance-based compensation program and to interpret the program's terms and establish rules for the administration of the program, although the Committee may consider recommendations from the Chief Executive Officer of the Corporation or from directors who are not members of the Committee. The Committee's determinations under the program shall be final.

E. An eligible employee's rights and interests under the program may not be assigned or transferred by the eligible employee. To the extent an eligible employee acquires a right to receive an award under the program, such right shall be no greater than the right of any unsecured general creditor of the

    Corporation. Nothing contained in the program shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and an eligible employee. Designation as an eligible employee under the program shall not entitle the employee to continued employment with or, if applicable, continuation as an officer of the Corporation or any of its subsidiaries.

F. The program shall be construed and governed in all respects under the laws of the United States to the extent applicable and, to the extent such laws are not applicable, under the laws of the State of New Jersey.

    The foregoing terms of the performance-based compensation program shall become effective as of the Corporation's 2000 fiscal year, subject to the approval by the affirmative vote of a majority of votes cast by the stockholders of the Corporation at the 2000 annual meeting of stockholders.

                DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

                             SADDLE BROOK MARRIOTT
                          GARDEN STATE PARKWAY AT I-80
                      SADDLE BROOK, NEW JERSEY 07663-5894
                                 (201) 843-9500

LOCATION: Located at the intersection of the Garden State Parkway and Interstate 80, just 10 miles west of New York City, in an area served by Newark, LaGuardia and JFK International airports.

DIRECTIONS: FROM NEWARK INTERNATIONAL AIRPORT: Travel west five miles on
Route 24/78 to the Garden State Parkway North. Travel 17 miles to Exit 159. Get off at exit, and bear right.

FROM ALBANY AND NORTH: N.Y. Thruway to Garden State Parkway South to Exit 159. Follow signs for I-80 East. Bear right on Molnar, right turn on Midland, make "jughandle" left turn to Pehle Ave.

GEORGE WASHINGTON BRIDGE: FROM NEW YORK: I-80 West to Exit 62, Garden State Parkway--Saddle Brook. Follow sign toward Garden State Parkway North and then take Saddle Brook/Midland Avenue exit. Come around off ramp, bear right. Hotel is on left.

I-80 EAST: Exit 62--Garden State Parkway--Saddle Brook (from local lanes only). Follow Saddle Brook/ Midland Ave. signs to Marriott Hotel.

I-80 WEST: (local or express) Exit 62, Garden State Parkway--Saddle Brook. Follow sign toward Garden State Parkway North and then take Saddle Brook/Midland Avenue exit. Come around off ramp, bear right. Hotel is on left.

LINCOLN TUNNEL: Rte. 3 West, Garden State Parkway North, Exit 159. Get off at exit, and bear right.

TURNPIKE (I-95): North or South pick-up I-80 West to Exit 62 (see above).

                                     [LOGO]

--------------------------------------------------------------------------------
              SEALED AIR CORPORATION PROXY/VOTING INSTRUCTION CARD
                     FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William V. Hickey, Daniel S. Van Riper and H. Katherine White, or a majority of them as shall act (or if only one shall act, then that one) (the "Proxy Committee"), proxies with power of substitution to act and vote at the Annual Meeting of Stockholders of Sealed Air Corporation (the "2000 Annual Meeting") to be held at 10:00 a.m. local time on May 19, 2000 at the Saddle Brook Marriott, Garden State Parkway at I-80, Saddle Brook, New Jersey 07663-5894 and at any adjournments thereof. The Proxy Committee is directed to vote as indicated on the reverse side and in their discretion upon any other matters that may properly come before the 2000 Annual Meeting.

If the undersigned is a participant in Sealed Air Corporation's Profit-Sharing Plan or its Thrift and Tax-Deferred Savings Plan and has stock of Sealed Air Corporation allocated to his or her account, then the undersigned instructs the trustee of such plan to vote such shares of stock, in person or by proxy, in accordance with the instructions on the reverse side at the 2000 Annual Meeting and any adjournments thereof and in its discretion upon any other matters that may properly come before the 2000 Annual Meeting. The terms of each plan provide that shares for which no voting instructions are received will be voted in the same proportion as shares are voted for participants who provide voting instructions.

Election of Directors,
Nominees:                                            Comments:
01. Hank Brown               06. William V. Hickey
02. John K. Castle           07. Shirley Ann Jackson ___________________________
03. Lawrence R. Codey        08. Virginia A. Kamsky  ___________________________
04. T. J. Dermot Dunphy      09. Alan H. Miller      ___________________________
05. Charles F. Farrell, Jr.  10. John E. Phipps      ___________________________

PLEASE MARK, DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE
AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.
THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN       -----------
AND RETURN THIS CARD (OR UNLESS YOU VOTE PROPERLY BY              See Reverse
TELEPHONE OR VIA THE INTERNET). THIS PROXY WILL BE VOTED AS          side
INDICATED ON THE REVERSE SIDE.                                    -----------

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

--------------------------------------------------------------------------------

     Please mark your
X    votes as in this
     example.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote for election of all Directors and for Proposals 2 and 3. If no choice is specified, this proxy when properly signed and returned will be voted FOR election of all Directors and FOR Proposals 2 and
3. Please date and sign and return this proxy promptly.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     FOR               WITHHELD
1. Election of
   Directors.        |_|                 |_|
   (See reverse)

For, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------

                               FOR    AGAINST    ABSTAIN
2. Approval of the Company's
   Performance-Based           |_|      |_|        |_|
   Compensation Program.

                                            FOR    AGAINST    ABSTAIN
3. Ratification of the
   appointment of KPMG LLP as               |_|      |_|        |_|
   the independent auditors for
   the year ending December 31, 2000.

4. In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.


Please mark this box if you plan to attend the Annual Meeting. |_|

The signer hereby revokes all proxies previously given by the signer to vote at the 2000 Annual Meeting and any adjournments and acknowledges receipt of the Proxy Statement dated March 29, 2000.


SIGNATURE(S)_________________________________________ DATE _____________________

NOTE: Please sign EXACTLY as name appears above. When signing on behalf of a corporation, estate, trust or other stockholder, please give its full name and state your full title or capacity or otherwise indicate that you are authorized to sign.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

If voting by telephone or via the Internet, please see instructions below.

            YOU CAN VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET
                             Sealed Air Corporation

Dear Stockholder,

We encourage you to take advantage of two convenient ways to vote your shares. You may vote your shares by telephone or via the Internet twenty-four hours a day, seven days a week. This eliminates the need to return the proxy card.

To Vote by Telephone:

1. If you have a touch-tone telephone, call 1-800-PRX-VOTE. This is a TOLL-FREE number. You may call 24 hours a day through May 18, 2000, 11:59 p.m. local time in New Jersey. Outside of the U.S. and Canada call 1-201-536-8073.

2.    Enter your Control Number, which is located in the box above.

3. To vote as the Board of Directors recommends on ALL proposals, press 1. If you wish to vote on each proposal separately, press 2 and follow the recorded instructions.

4. Following voting, also confirm if you plan to attend the meeting in Saddle Brook, New Jersey. Your vote on all proposals will be repeated and you will have an opportunity to confirm it.

To Vote via the Internet:

1. Go to the following website: http://www.eproxyvote.com/see. You may vote 24 hours a day through May 18, 2000, 11:59 p.m. local time in New Jersey.

2.    Enter your Control Number, which is located in the box above.

3.    Follow the on-line instructions on your computer screen.

Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

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